Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 10, 2007, accompanying the restated Statement of Revenue and Direct Operating Expenses for the acquired Westhoff Ranch Field, acquired by Whittier Energy Corporation, in the amended Form 8-K/A for the year ended December 31, 2005.  We consent to the incorporation by reference of said report in the Registration Statements (Form S-3 Nos. 333-133036 and 333-133037; and Form S-8 No. 333-124040).

/s/ GRANT THORNTON LLP

Houston, Texas
January 10, 2007